Exhibit 99.1

American Spectrum Realty Reports Second Quarter Results

Total Revenues Increased 10% for Quarter

HOUSTON--(BUSINESS WIRE)--August 13, 2010--American Spectrum Realty, Inc. (AMEX: AQQ) (“the Company”), a real estate investment, management and leasing company headquartered in Houston, Texas, announced today its results for the quarter ended June 30, 2010.

Total revenue for the three months ended June 30, 2010 increased by $799,000, or 9.9%, in comparison to the three months ended June 30, 2009. The increase was primarily due to third party management and leasing revenues generated as a result of the January 2010 acquisition of property management and asset management contracts from Evergreen Realty Group, LLC and affiliates. Third party management and leasing revenues increased $1,197,000 for the quarter, of which $1,065,000 was attributable to the Evergreen acquisition. Property management and asset management contracts for a total of 80 separate assets were acquired in the transaction. The increase in total revenue was partially offset by a decrease in rental revenue on owned properties of $392,000, primarily due to an increase in rent concessions. The decrease was also attributable to a decrease in occupancy. The weighted average occupancy of the Company’s properties decreased from 84% at June 30, 2009 to 82% at June 30, 2010.

Net loss attributable to common stockholders for the three months ended June 30, 2010 was $2,115,000, or $0.70 per share, compared to $2,253,000, or $0.78 per share, for the three months ended June 30, 2009. Per share data has been adjusted to reflect the Company’s one-for-one stock dividend which became effective on May 7, 2010.

Net loss attributable to common stockholders for the six months ended June 30, 2010 was $1,666,000, or $0.52 per share, compared to $4,114,000, or $1.42 per share, for the six months ended June 30, 2009. The net loss for the six months ended June 30, 2010 included income from discontinued operations of $2,847,000. The income from discontinued operations represented the gain on sale of 5850 San Felipe, net of income tax and the property’s operating results for the first quarter of 2010. 5850 San Felipe, an office property located in Houston, Texas, was sold on March 31, 2010.

Funds From Operations (FFO), a widely accepted supplemental measure of REIT performance established by the National Association of Real Estate Investment Trusts, was ($371,000) for the six months ended June 30, 2010 compared to $497,000 for the six months ended June 30, 2009. The Company’s business is the ownership, operation and management of real estate. It believes that FFO is helpful to investors when measuring operating performance because it excludes various items that are considered in the determination of net income or loss that do not relate to or are not indicative of operating performance, such as gains or losses from sales of operating properties and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. The following table reflects the reconciliation of FFO to net loss attributable to the Company, the most directly comparable Generally Accepted Accounting Principles measure, for the six months ended June 30, 2010 and 2009 (in thousands):

	Six Months Ended June 30,
	2010	2009
Net loss attributable to the Company	$(1,546)	$(3,994)
Depreciation and amortization from discontinued operations	8	224
Gain on sale of discontinued operations	(4,315)	-
Deferred income tax benefit	(1,255)	(2,486)
Net loss attributable to noncontrolling interests	(412)	(542)
Depreciation and amortization	7,149	7,295
FFO	$(371)	$497

FFO for the six months ended June 30, 2010 included non-recurring acquisition and other business development costs of approximately $300,000, primarily due to the Evergreen acquisition and the acquisition of 2620-2630 Fountain View.

American Spectrum Realty, Inc. is a real estate investment company that owns, through an operating partnership, 31 office, industrial, self storage and retail properties aggregating approximately 2.8 million square feet in California, Texas, Arizona and the Midwest, and has been publicly traded since 2001. American Spectrum Management Group, Inc. and American Spectrum Realty Management, LLC are wholly-owned subsidiaries of the Company’s operating partnership who manage and lease all properties owned by American Spectrum Realty, Inc. as well as third-party clients.

American Spectrum Realty, Inc. subsidiaries provide first-class management and leasing services for over 125 properties, which consist of 8,444,838 square feet of office, industrial and retail, 2,934 multi-family units, over 13,000 self storage units consisting of 1,714,461 square feet, 3,206 student housing units consisting of 9,107 beds and nine assisted living facilities consisting of 776 beds. American Spectrum’s management portfolio comprises properties located in 22 states.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.

- Financial Tables Follow -

AMERICAN SPECTRUM REALTY, INC. CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (Dollars in thousands, except for share and per share amounts) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
REVENUES:
Rental revenue	$7,603	$7,995	$15,786	$16,435
Third party management and leasing revenue	1,221	24	2,235	41
Interest and other income	13	19	27	27
Total revenues	8,837	8,038	18,048	16,503

EXPENSES:
Property operating expense	3,913	3,979	7,538	7,872
Corporate general and administrative	2,516	1,024	4,138	1,894
Depreciation and amortization	3,579	3,698	7,149	7,295
Interest expense	3,524	3,312	6,924	6,607
Total expenses	13,532	12,013	25,749	23,668

Loss from continuing operations before deferred income tax benefit	(4,695)	(3,975)	(7,701)	(7,165)

Deferred income tax benefit	1,762	1,428	2,896	2,538

Loss from continuing operations	(2,933)	(2,547)	(4,805)	(4,627)

Discontinued operations:
Income from operations	-	98	173	143
Gain on sale of discontinued operations	-	-	4,315	-
Income tax expense	-	(36)	(1,641)	(52)
Income from discontinued operations	-	62	2,847	91

Net loss, including noncontrolling interests	$(2,933)	$(2,485)	$(1,958)	$(4,536)

Plus: Net loss attributable to noncontrolling interests	878	292	412	542

Net loss attributable to American Spectrum Realty, Inc.	(2,055)	(2,193)	(1,546)	(3,994)

Preferred stock dividend	(60)	(60)	(120)	(120)

Net loss attributable to American Spectrum Realty, Inc. common stockholders	$(2,115)	$(2,253)	$(1,666)	$(4,114)

Basic and diluted per share data:
Loss from continuing operations attributable to American Spectrum Realty, Inc. common stockholders	$(0.70)	$(0.80)	$(1.23)	$(1.45)
Income from discontinued operations attributable to American Spectrum Realty, Inc. common stockholders	-	0.02	0.71	0.03
Net loss attributable to American Spectrum Realty, Inc. common stockholders	$(0.70)	$(0.78)	$(0.52)	$(1.42)

Basic and diluted weighted average shares used	2,930,461	2,814,064	2,892,329	2,804,698

Amounts attributable to American Spectrum Realty, Inc. common stockholders:
Loss from continuing operations	$(2,055)	$(2,248)	$(3,557)	$(4,075)
Income from discontinuing operations	$-	$55	$2,011	$81
Net loss	$(2,115)	$(2,253)	$(1,666)	$(4,114)

CONTACT:
American Spectrum Realty, Inc.
William J. Carden, 713-706-6200
Chairman, President and CEO